UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 18, 2010
(Date of earliest event reported)

Banyan Rail Services Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.          Unregistered Sales of Equity Securities.

On October 20, 2010, pursuant to a subscription agreement dated September 29, 2010, Banyan Rail Services Inc. (the “Company”) issued 2,500 shares of its newly-authorized Series B Preferred Stock to Patriot Rail Corp. Gary O. Marino, the Company’s chairman and chief executive officer, is the president and a significant stockholder of Patriot.  The terms of the preferred shares are described in Item 5.03 below.  The preferred shares were issued for $100 a share, or $250,000 in the aggregate.  The issuance of the preferred shares was made in reliance on Section 4(2) of the Securities Act of 1933 for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D of the Securities Act.

Item 5.03.           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 18, 2010, the Company filed a certificate of designation with the Delaware Secretary of State designating 10,000 shares of its preferred stock as Series B Preferred Stock. The issuance price of the Series B Preferred Stock is $100 a share and it is convertible by the holder at any time after certain events (the dates of which cannot presently be determined) have occurred or October 15, 2013, into the Company’s common stock at a price of $2.25 per share of common stock, subject to adjustment for stock dividends, stock splits and reorganizations.  At that time the Company may also elect to convert or redeem the Series B Preferred Stock.  The Series B Preferred Stock ranks senior to the common stock and pari passu with the Series A Preferred Stock of the Company as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Company.  The foregoing description of the certificate of designation is not complete and is qualified in its entirety by reference to the full and complete terms of the certificate of designation, which is attached to this current report as Exhibit 3.1.

Item 9.01.            Financial Statements and Exhibits.

(d)          Exhibits.

3.1	Certificate of Designation of Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:	/s/ C. Lawrence Rutstein
Name:	C. Lawrence Rutstein
Title:	Vice President of Administration and Secretary

Dated:  October 22, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation of Series B Preferred Stock